FOR IMMEDIATE RELEASE	CONTACT:
Ronald P. Fetzer
Interim Chief Financial Officer
(212) 457-8200
rfetzer@edgar-online.com

EDGAR Online Reports First Quarter 2010 Results

NEW YORK, NY – May 5, 2010 – EDGAR® Online, Inc. (NASDAQ: EDGR), a leader in the creation of XBRL financial reports and the distribution of company data and public filings for equities, mutual funds and a variety of other publicly traded assets, today reported unaudited financial results for the first quarter of 2010.

Total revenues for the quarter ended March 31, 2010 were $4.4 million as compared to $4.2 million for the quarter ended March 31, 2009. Revenues from XBRL filings, which are included in total revenue, were $1.0 million for the quarter ended March 31, 2010, a 293% increase over the quarter ended March 31, 2009. The increase in revenue from XBRL filings was offset by decreases in revenues from data and solutions and subscriptions for this period.

In addition, in the first quarter of 2010, the company successfully completed an offering of its convertible Series B Preferred Stock to Bain Capital Ventures, LLC, a subsidiary of Bain Capital, for $12 million before fees. The proceeds from this offering significantly improved the company’s liquidity and provided funds that will be invested in expanding its XBRL filings and data businesses.

Philip Moyer, EDGAR Online President and CEO, stated, “In the first quarter of 2010, we experienced marginal growth but recorded some important strategic accomplishments. We completed our capital raise. We announced a broad new XBRL partnership with PR Newswire. We delivered more XBRL Form 10-K filings without an amendment than any other provider. We expect the SEC’s XBRL mandate to grow the XBRL filings market from 500 companies to 10,000 companies in fourteen months. We believe the resulting demand for XBRL filing services and XBRL data products will continue to increase. However, competition and the costs associated with competing in this business are also increasing. In the first quarter of 2010, we increased our spending as we started a multi-year process of growing our capacity ahead of this opportunity. As a result, our cash burn has gone up and will continue to go up in the upcoming quarters.”

Mr. Moyer went on to say, “Our legacy EDGAR based subscription business is continuing to decline as the impact of cancelations and tighter spending in the financial information market is taking its toll on that business. While we continue to support this business, we don’t expect this trend to change. Our data and solutions business also experienced a slight decline in revenue; however, we continue to see positive demand and expect future growth from the new sales opportunities we are seeing in that business as the opportunity for XBRL continues to unfold.”

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First Quarter 2010 Operating Results and Highlights

Total revenues in the first quarter of 2010 decreased by $0.8 million compared to revenues of $5.1 million in the fourth quarter of 2009. The decrease in revenue is principally attributable to a decrease in revenue from XBRL filings of $0.7 million. This is primarily due to a decrease in trial filings from companies that are not yet required to file under the SEC mandate as these companies typically focus on their annual report and proxy statement during the first quarter of the year. In addition, we did not record any fixed fees in the first quarter of 2010 as our relationship with R.R. Donnelley & Sons became non-exclusive.

Cost of revenues was $1.4 million in the first quarter of 2010 as compared to $1.2 million in each of the first and fourth quarters of 2009. Cost of revenues is primarily comprised of payroll related costs and fees paid to acquire data. The increase of $0.3 million over the first and fourth quarter of 2009 is principally attributable to additional payroll and infrastructure related costs as we grow our XBRL filings business.

Operating expenses of $3.8 million in the first quarter of 2010 decreased by $0.3 million from $4.1 million in the first quarter of 2009 principally as a result of a decrease in sales, development and general and administrative expenses of $0.6 million, offset by an increase in severance, depreciation and amortization costs of $0.3 million. Operating expenses increased by $0.1 million from $3.7 million in the fourth quarter of 2009 due to an increase in severance, depreciation and amortization costs of $0.3 million which was partially offset by a decrease in sales, development and general and administrative expenses of $0.2 million.

As a result of the fluctuations noted above, operating loss was ($0.9 million) for the quarter ended March 31, 2010 compared to an operating loss of ($1.0 million) for the quarter ended March 31, 2009 and operating income of $0.3 million in the fourth quarter of 2009.

Cash and short term investments were $12.3 million at March 31, 2010 as compared to $2.3 million at December 31, 2009 principally as a result of $11.2 million of net proceeds from the convertible Series B Preferred Stock offering, offset by cash used for operations of ($0.3 million), cash used for investing activities of ($0.8 million) and debt repayments of ($0.1 million).

At March 31, 2010, the company has available a $2.5 million revolving credit facility; no borrowings are outstanding under this facility. The company had outstanding debt of $1.8 million under a term loan which matures in March, 2011.

Deferred revenue was $3.2 million at March 31, 2010 compared to $3.4 million at December 31, 2009. Deferred revenue represents amounts billed to customers that will be recognized as revenue in future quarters as the company’s products and services are utilized.

During the quarter ended March 31, 2010, the company capitalized $490,000 of costs for the development of internal software related to the XBRL filings business, and purchased equipment totaling $355,000, all of which are included in property and equipment.

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KEY FINANCIAL METRICS

(in thousands, except per share amounts)

	Three Months Ended March 31, (unaudited)
	2009	2010
Subscriptions	$1,830	$1,493
Data and solutions	2,163	1,923
XBRL filings	242	950

Total Revenues	4,235	4,366

Cost of Revenues	1,151	1,430
Operating expenses	4,071	3,815
Interest, net	110	72

Net loss	(1,097)	(951)
Interest expense	110	72

Operating loss	(987)	(879)
Severance costs	57	227
Stock compensation	465	196
Amortization and depreciation	497	664

Adjusted EBITDA	$32	$208

In addition to disclosing financial results prepared in accordance with GAAP, the company discloses information regarding adjusted EBITDA. EBITDA is a non-GAAP financial measure defined as earnings before interest, taxes, depreciation and amortization. As the company defines it, adjusted EBITDA also excludes severance costs and the non-cash charge for stock compensation expense. As required by the Securities and Exchange Commission, the company provides the above reconciliation to net loss, which is the most directly comparable GAAP measure. The company presents adjusted EBITDA as it is a common alternative measure of performance that is used by management as well as investors when analyzing the financial position and operating performance of the company by excluding certain non-cash expenses, such as stock compensation expense, as well as non-operating items that are not indicative of its core operating results. Furthermore, this non-GAAP financial measure is one of the primary indicators management uses for planning and forecasting future periods. As adjusted EBITDA is a non-GAAP financial measure, it should not be considered in isolation or as a substitute for net loss or any other GAAP measure. Because not all companies calculate adjusted EBITDA in the same manner, the Company's definition of adjusted EBITDA might not be consistent with that of other companies.

EDGAR Online will hold its quarterly conference call to review results for the quarter ended March 31, 2010 today, Wednesday, May 5, 2010, at 5:00 p.m. EDT. Philip Moyer, CEO and President, and Ronald Fetzer, Interim CFO, will host the call. To participate, please dial (877) 407-8031 (toll-free for domestic callers), or (201) 689-8031 (international callers). The call will also be broadcast simultaneously and archived on the Internet at: http://www.edgar-online.com/investor/.

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The teleconference replay will be available for approximately one week beginning May 5, 2010 after 7:00 p.m. EDT through May 12, 2010. To access the replay, dial (877) 660-6853 (domestic) or (201) 612-7415 (international). The account number is 286 and the conference ID is 349561.

About EDGAR Online, Inc.

EDGAR Online, Inc. (Nasdaq: EDGR) is a leader in the distribution of company data and public filings for equities, mutual funds and a variety of other publicly traded assets. We deliver our information products directly to end users via online subscriptions and data licenses, and to redistributors who embed our content in their own and their clients’ Web sites.

Our proprietary automated systems allow for the rapid conversion of data and we are a pioneer and leader in the global financial reporting standard – eXtensible Business Reporting Language, otherwise known as XBRL. We use our automated processing platform and our expertise in XBRL to produce both datasets and tools and to assist organizations with the creation, management and distribution of XBRL financial reports. For more detailed information on all of our businesses or to contact us please visit our Web site at www.edgar-online.com.

“Forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995 may be included in this news release. These statements relate to future events and/or our future financial performance and include, without limitation, statements regarding our future growth prospects, future demand for our XBRL business and future innovations in our data and solutions and subscriptions business. These statements are only predictions and may differ materially from actual future events or results. EDGAR Online, Inc. disclaims any intention or obligation to revise any forward-looking statements whether as a result of new information, future developments or otherwise. Please refer to the documents filed by EDGAR Online, Inc. with the Securities and Exchange Commission, which identify important risk factors that could cause actual results to differ from those contained in forward-looking statements, including, but not limited to risks associated with our ability to (i) increase revenues, (ii) obtain profitability, (iii) obtain additional financing, (iv) changes in general economic and business conditions (including in the online business and financial information industry), (v) actions of our competitors, (vi) the extent to which we are able to develop new services and markets for our services, (vii) the time and expense involved in such development activities, (viii) risks in connection with acquisitions, (ix) the level of demand and market acceptance of our services, and (x) changes in our business strategies.

EDGAR® is a federally registered trademark of the U.S. Securities and Exchange Commission. EDGAR Online is not affiliated with or approved by the U.S. Securities and Exchange Commission.

FINANCIAL TABLES FOLLOW

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EDGAR Online, Inc.

Condensed Consolidated Statements of Operations

(in thousands, except per share amounts)

	Three Months Ended March 31, (unaudited)
	2009	2010
Revenues:
Subscriptions	$1,830	$1,493
Data and solutions	2,163	1,923
XBRL filings	242	950

Total revenues	4,235	4,366
Total cost of sales	1,151	1,430

Gross profit	3,084	2,936
Sales and marketing	929	704
Product development	558	409
General and administrative	2,030	1,811
Severance costs	57	227
Amortization and depreciation	497	664

Total operating expenses	4,071	3,815
Operating loss	(987)	(879)
Interest expense, net	(110)	(72)

Net loss	(1,097)	(951)
Dividend on preferred stock	—	(236)
Accretion of beneficial conversion feature	—	(2)

Net loss to common shareholders	$(1,097)	$(1,189)

Weighted average common shares outstanding – basic and diluted	26,659	26,874
Net loss per common share – basic and diluted	$(0.04)	$(0.04)

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EDGAR Online, Inc.

Condensed Consolidated Balance Sheets

(in thousands)

	December 31, 2009*	March 31, 2010
	(unaudited)
Assets
Cash, cash equivalents and short-term investments	$2,323	$12,265
Accounts receivable, net	2,360	2,053
Other assets	248	135

Total current assets	4,931	14,453
Property and equipment, net	2,726	3,218
Goodwill	2,189	2,189
Intangible assets, net	1,706	1,394
Other assets	631	576

Total assets	$12,183	$21,830

Liabilities and Stockholders’ Equity
Accounts payable and accrued expenses	$2,546	$1,998
Deferred revenues	3,370	3,183
Current portion of long-term debt	500	1,789

Total current liabilities	6,416	6,970
Long-term debt	1,408	—
Other long-term liabilities	250	246

Total liabilities	8,074	7,216

Redeemable preferred stock	—	12,236

Common stockholders’ equity:
Common stock	279	279
Treasury stock	(1,731)	(1,724)
Additional paid-in capital	74,347	73,560
Accumulated deficit	(68,786)	(69,737)

Total common stockholders’ equity	4,109	2,378

Total liabilities, redeemable preferred stock and common stockholders’ equity	$12,183	$21,830

*	Derived from the company’s audited December 31, 2009 financial statements.

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